Exhibit 10.13

May 20, 2026

Amit Muni
c/o Cohen & Steers, Inc.
1166 Avenue of the Americas
New York, New York 10036

Dear Amit,

We are pleased to offer you employment as an Executive Vice President, Chief Financial Officer at Cohen & Steers, Inc. (“Cohen & Steers”, or the “Company”) reporting to Joseph Harvey, Chief Executive Officer to commence no later than June 8, 2026 (the “Start Date”).

Base Salary and Term. You will be paid a salary at an annual rate of $450,000, less applicable deductions and in accordance with Cohen & Steers’ regular payroll practices, to compensate you for all hours you work, regardless of whether more or less than 40 in a regularly scheduled workweek. Salaries are reviewed annually, and adjustments (if any) will be based on your performance, prevailing economic conditions, and the firm’s profitability.

You will be paid on a semi-monthly basis on the 15th and the last business day of the month unless this regular payday occurs on a Saturday, Sunday, or holiday, in which case you will be paid on the last working day prior to the regular payday.

Annual Incentive Compensation. You will receive a minimum guaranteed annual year-end bonus (less applicable deductions) of $2,050,000 in respect of each of calendar years 2026 and 2027, payable in or about January 2027 and January 2028, respectively (each such year-end bonus, a “Guaranteed Bonus”). Each Guaranteed Bonus will be paid in accordance with Cohen & Steers’ deferral policy with respect to the payment of bonuses, provided that you do not leave Cohen & Steers before the time of the scheduled payment of such bonus either voluntarily (or have given notice of your intention to leave voluntarily in the future) or by Cohen & Steers as a result of a termination for cause. Each Guaranteed Bonus will be subject to Cohen & Steers’ customary incentive compensation deferral policy described further below.

If prior to the payment of a Guaranteed Bonus you are terminated without cause, you will be paid the Guaranteed Bonus Termination Equivalent (as defined below) in lieu of such Guaranteed Bonus. In the event of your death or permanent disability while employed by the Company and prior to the payment of a Guaranteed Bonus you, or your estate or personal legal representative, will be paid the Guaranteed Bonus Death or Disability Equivalent (as defined below) in lieu of such Guaranteed Bonus. For the avoidance of doubt, (i) should you be terminated without cause prior to payment of the Guaranteed Bonus in respect of fiscal 2026, you would be entitled to a Guaranteed Bonus Termination Equivalent in respect of both the 2026 and 2027 fiscal years and (ii) in the event of your death or permanent disability while employed by the Company and prior to payment of the Guaranteed Bonus in respect of fiscal 2026, you, or your estate or personal legal representative, would be entitled to a Guaranteed Bonus Death or Disability Equivalent in respect of both the 2026 and 2027 fiscal years. Also, should death or permanent disability occur (i) on or after January 1, 2028 while employed with the Company, your estate or personal legal representative shall be entitled to receive a pro-rated bonus for the year in which either death or permanent disability occurs and (ii) at any time while employed with the Company, any then-

unvested Cohen & Steers restricted stock units (“RSUs”) awarded to you will immediately vest. Notwithstanding anything to the contrary contained herein or elsewhere, all payments provided under this Agreement shall comply with Section 409A of the Internal Revenue Code, and this Agreement shall be interpreted and administered accordingly.

For purposes of this Agreement:

“Guaranteed Bonus Termination Equivalent” shall mean: (i) $1,050,000 in cash, to be paid as soon as administratively feasible but no later than 30 days following your termination of employment and (ii) a number of RSUs (the “Guaranteed Bonus Termination Equivalent RSUs”) equal to the quotient of (A) $1,000,000 divided by (B) the arithmetic mean of the high and low prices of shares of the Company’s common stock on the date of your termination without cause. The Guaranteed Bonus Termination Equivalent RSUs will be granted on your last date of employment with Cohen & Steers, will vest ratably on each yearly anniversary of such grant date over a four-year period, and will entitle you to receive shares of Cohen & Steers common stock equal to one-fourth of the aggregate number of Guaranteed Bonus Termination Equivalent RSUs granted on each of these vesting dates. The full terms and conditions for a grant of such Guaranteed Bonus Termination Equivalent RSUs, which will include customary one-year non-interference with clients and business relationships, non-solicit of employees, and other restrictions, will be provided in an award agreement evidencing the grant of such RSUs and all such RSU awards will be subject to your signing and returning the related award agreement evidencing the grant of such RSUs prior to your termination of employment.

“Guaranteed Bonus Death or Disability Equivalent’ shall mean: (i) $1,050,000 in cash, to be paid as soon as administratively feasible but no later than 30 days following your death or disability and (ii) $1,000,000 in deferred cash compensation that shall not be vested upon your death or disability but rather shall vest ratably on each yearly anniversary of the date of your death or disability over a four-year period, and will entitle you, or your estate or personal legal representative, to a cash payment equal to $250,000 on each such anniversary, such amount to be paid within 7 business days of such anniversary date.

Notwithstanding the foregoing or anything to the contrary contained herein, in the event your employment commences subsequent to the Start Date, you expressly understand and agree that (x) the Company may, in its sole discretion, pro-rate your above-referenced 2026 calendar year Guaranteed Bonus (which represents a full calendar year bonus) based upon the actual start date of your employment, in order to reflect an amount equal to only the portion of the 2026 calendar year in which you were actually employed by the Company and (y) in the event of any such pro-rata reduction, the cash portion of a Guaranteed Bonus Termination Equivalent in respect of fiscal 2026 and the non-deferred cash portion of a Guaranteed Bonus Death or Disability Equivalent in respect of fiscal 2026 will be reduced by an amount equal to the amount of such pro-rata reduction.

You acknowledge and agree that, upon commencement of employment you will be designated an “executive officer” (as such term is defined under Rule 3(b)-7 of the Securities Exchange Act of 1934, as amended) of the Company and the principal financial officer of the Company, subject to the laws, rules, regulations and Company policies applicable thereto, including without limitation the disclosure and reporting rules and regulations of the Securities and Exchange Commission.

For purposes of this letter agreement, “cause” shall mean one or more of the following: (i) gross negligence or willful misconduct in connection with employment duties; (ii) substantial non-performance of duties (other than by reason of illness, incapacity, or disability) where such non-performance continues for more than 10 days following written notice; (iii) refusal or failure to follow lawful directives where such refusal or failure has continued for more than 10 days following written notice; (iv) willful violation of any material Company policy, law, ethical or legal responsibility, or applicable regulation; (v) breach of any obligations to Cohen & Steers, including but not limited to those regarding trade secrets or other confidential information; or (vi) indictment for, admission to, or entry of pleas of no contest to any felony or other conduct by you that has or may result in material injury to the reputation of the Company, including but not limited to for fraud, theft, embezzlement, or a crime involving moral turpitude (provided such conviction will be assessed in accordance with applicable law).

Beginning in respect of the 2028 calendar year, you may be eligible for a discretionary annual incentive performance bonus. Any such discretionary annual incentive performance bonus will be subject to the approval of the compensation committee of the board of directors of the Company (the “Compensation Committee”). We currently anticipate that any discretionary annual incentive performance bonuses will be paid to you in January of the following year. In order to be eligible for a discretionary annual incentive performance bonus, you must be in active working status at the time of the bonus payment and must not have given or received notice of termination. Any such bonus you may receive, including without limitation any criteria or conditions applicable thereto is completely at the discretion of the Compensation Committee, and this decision is typically based upon factors such as your historical performance, active contributions to the firm at the time of payment, performance and executive achievement during the year in respect of which such bonus relates, prevailing economic conditions, peer compensation analysis and the firm’s profitability.

If your employment ceases by reason of your resignation without Good Reason or your termination by Cohen & Steers with Cause prior to the one-year anniversary of your Start Date, the Company reserves the right to deduct monies from the final salary payment due to you (which you hereby authorize) and/or to require reimbursement from you, in either case at the rate of 1/12th of the cash portion of the 2026 Guaranteed Bonus actually paid to you, for each whole and partial calendar month during the initial first year of your employment in which you are not employed by the Company. You expressly acknowledge and agree that any requirement to reimburse or pay any amounts to Cohen & Steers under this Agreement (i) is in addition to (and not in lieu of) any forfeiture of then-unvested RSUs (in accordance with the terms of the related RSU award agreement) and (ii) does not constitute a penalty of any sort and instead constitutes fair and reasonable “make-whole” compensation to Cohen & Steers for amounts expended in good faith and for which anticipated benefits were unrealized. Your employment with Cohen & Steers is for no specified term and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Cohen & Steers is free to conclude its employment relationship with you at any time, with or without cause.

Incentive Compensation Deferrals. Beginning in respect of calendar year 2026, as an employee meeting a compensation threshold, a portion (currently 40%, but subject to change solely at the discretion of the Compensation Committee) and further applied to your actual compensation earned during your first year of employment and will be applied to your total compensation in subsequent years, if applicable) of your total compensation will be paid on a tax-deferred basis in RSUs. These RSUs will vest in accordance with the related award agreement subject to your continued employment with Cohen & Steers and receive dividend equivalent RSUs as described in the related award agreement. If your employment is terminated by Cohen & Steers without “cause,” or by you for “good reason,” (as such terms are defined in the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (as may be amended and restated from time to time, the “Plan”)), each within the two- year period following a “change in control” (as defined in the Plan) of Cohen & Steers, then these RSUs will immediately vest. The full terms and conditions (as amended and in place from time to time) for these RSU grants, which include customary one-year non-interference with clients and business relationships, non-solicit of employees, and other restrictions, will be provided in an award agreement evidencing the grant of the RSUs and all such RSU awards will be subject to your signing and returning the related award agreement evidencing the grant of the RSUs.

Further, subject to the approval of the Compensation Committee, Cohen & Steers in its sole discretion may pay annual incentive performance bonuses partially or on the whole on a deferred basis (i.e., in the form of RSUs or such other comparable manner) in such amounts and on such deferral periods and other terms as may be determined in the sole discretion of Cohen & Steers.

Long Term Incentives. You represent that certain deferred and unvested compensation of your Prior Employer (as defined below) to which you would otherwise be entitled may be forfeited by you as a result of termination of such employment in order to accept employment by Cohen & Steers.

In the event such deferred and unvested compensation is forfeited by you upon your termination of employment with your employer immediately prior to Cohen & Steers (the “Prior Employer”), expressly conditioned upon your commencement of employment with the Company, you will receive as compensation for such forfeiture a number of RSUs (the “Make-Whole RSUs”) equal to the quotient of (i) $860,000 divided by (ii) the arithmetic mean of the high and low prices of shares of the Company’s common stock on the Start Date as reported on the NYSE (the “Grant Date Fair Value”). The grant date of the Make-Whole RSUs will be the Start Date. The fair market value of the Make-Whole RSUs will be the Grant Date Fair Value. Subject to your continued employment with Cohen & Steers, the Make-Whole RSUs will vest ratably on each yearly anniversary of the grant date over a four-year period, and will entitle you to receive shares of Cohen & Steers common stock equal to one-fourth of the aggregate number of Make-Whole RSUs granted on each of these vesting dates. If your employment is terminated by Cohen & Steers without “cause,” or by you for “good reason” (as defined in the Plan), each within the two-year period following a “change in control” (as defined in the Plan) of the Company, then the Make-Whole RSUs will immediately vest. The full terms and conditions (as amended and in place from time to time) for the Make-Whole RSUs, which include a customary one-year non-solicit of employees, non-interference with clients and business relationships, and other restrictions, will be provided in an award agreement evidencing the grant of these RSUs and such RSU award will be subject to your signing and returning the award agreement evidencing the grant of the RSUs. For the avoidance of doubt, if your employment with the Company is terminated for any reason other than (i) your death or permanent disability or (ii) within the two-year period following a “change of control” of the Company as described above, any then unvested Make-Whole RSUs will be immediately forfeited by you.

You expressly understand and agree that the payment of the Make-Whole RSUs shall represent compensation in full for any forfeited compensation and that you shall not be entitled to receive, and Cohen & Steers shall not be obligated to pay or provide, any additional amounts or value in connection therewith.

You understand and acknowledge that Cohen & Steers’ agreement to compensate you for your forfeited compensation, as described above, is made in express reliance upon, and is expressly conditioned upon, the accuracy and completeness of the information set forth in the documentation provided by you with respect to your deferred compensation subject to forfeiture upon termination of your employment with your Prior Employer and is further conditioned upon the actual forfeiture of such compensation.

Other Benefits. Furthermore, you will be eligible for all benefits afforded to each Cohen & Steers employee as may be modified by Cohen & Steers from time to time. These benefits currently include twenty-eight days of vacation (pro-rated during your first year), health, long- term disability and life insurances and participation in our employee stock purchase plan (where you may purchase Cohen & Steers common stock at a 15% discount) and 401(k) plan (your 401(k) plan contributions are matched 50% by Cohen & Steers upon enrollment into the plan).

No Restrictions. In consideration of this offer, you represent that you have the full right and authority to accept employment with Cohen & Steers and commence employment on the Start Date, that you have no agreement, duty, commitment or responsibility or obligation of any kind or nature whatsoever, including, without limitation, any customer or employee non-solicitation agreements or any non-competition agreements, with any corporation, partnership, firm, company, joint venture or other person or entity which would conflict in any manner whatsoever with any of your expected duties, obligations or responsibilities to Cohen & Steers, including, without limitation, any responsibilities or limitations on your ability to solicit business from existing or new Cohen & Steers clients, or which could interfere with your performance at Cohen & Steers. Further, you represent that you have not violated any customer or employee non-solicitation agreements, or any non-competition agreements or fiduciary duties to which you may presently be subject, and that you are not in possession of any document or other tangible property of any person or entity of a confidential or proprietary nature which would conflict in any manner whatsoever with any of your expected duties, obligations or responsibilities to Cohen & Steers, and the performance of your obligations to Cohen & Steers during your employment will not breach any agreement by which you are bound not to disclose any proprietary or confidential information, and that you are fully ready, willing and able to perform each and all of your expected duties, obligations and responsibilities as an employee of Cohen & Steers including being able to abide by the firm’s hybrid work arrangement policy in the New York City office (4 days in-office/1 day remote). If any of the aforementioned representations made by you are inaccurate, this offer and any agreement by Cohen & Steers to employ you shall be deemed void ab initio. In other words, they will be void from the beginning, as if they never existed.

Miscellaneous. You agree to comply fully with all of Cohen & Steers’ policies and procedures, including but not limited to all terms and conditions set forth in Cohen &

Steers’ Employee Handbook and any other memoranda and communications pertaining to Cohen & Steers’ policies, procedures, rules and regulations, and all policies and procedures applicable to executive officers of the Company, as any of the foregoing may be changed from time to time.

This offer of employment (as well as continued employment) is contingent upon the successful completion of the final stage of Cohen & Steers’ pre-employment screening process, a criminal background check. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Please bring the necessary documentation on your first day of work.

This letter agreement contains the entire understanding of the parties with respect to your employment with Cohen & Steers and its affiliates and shall be construed, interpreted and governed in accordance with the laws of the State of New York. This letter may be executed in counterparts.

We are very excited about the prospect of your joining Cohen & Steers and look forward to along and prosperous relationship. Please acknowledge your agreement with the terms of this letter agreement by executing the enclosed copy and returning it to Human Resources.

Sincerely,

/s/ Brandon Brown

Brandon Brown
Executive Vice President, Chief Human Resources Officer

Agreed to and Accepted:

/s/ Amit Muni	May 20, 2026
Amit Muni	Date